Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement is entered into this 5th day of April, 2005, by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Company”) and Mark L. Desmond (“Mr. Desmond”).

RECITALS	dmp040505-4

A.	Mr. Desmond is currently Senior Vice President and Chief Financial Officer of the Company.

B.	Mr. Desmond has agreed to resign as Senior Vice President and Chief Financial Officer of the Company effective as of April 5, 2005. Mr. Desmond’s employment with the Company will terminate as of April 5, 2005. The resignation as an officer and the termination of Mr. Desmond’s employment with the Company shall be pursuant to the provisions of that certain Employment Agreement between the Company and Mr. Desmond dated February 25, 1998, as amended January 19, 2001, April 20, 2001 and January 31, 2005 (the “Employment Agreement”), and shall be treated as a “termination by the Company other than for cause, death or disability.”

C.	The parties agree that this Separation Agreement constitutes any notice of termination required by the provisions of the Employment Agreement, and waive any further requirement of notice.

AGREEMENT

1.	Resignation and Termination of Employment. Mr. Desmond will resign as Senior Vice President and Chief Financial Officer of the Company effective as of April 5, 2005, and will also resign as an officer and/or director, as applicable, of all Company subsidiaries and affiliates. His employment with the Company will terminate as of April 5, 2005(the “Date of Termination”).

2.	Payments with respect to Base Salary. The Company shall pay Mr. Desmond the following with respect to base salary pursuant to the provisions of the Employment Agreement:

(a)	Any base salary through the Date of Termination to the extent not previously paid, and

(b)	Thirty six semi- monthly payments of $11,167 in accordance with the Company’s payroll dates commencing on April 29, 2005.

3.	Payments with respect to Annual Bonus. With respect to Annual Bonus, the Company shall pay Mr. Desmond two payments of $78,888 each, the first payment payable on January 5, 2006 and the second payment payable on October 5, 2006.

4.	Stock Options, Restricted Stock and Dividend Equivalents. All stock options and unvested shares of restricted stock, if any, granted to Mr. Desmond prior to December 31, 2004, shall immediately vest. All shares of restricted stock granted to Mr. Desmond on January 25, 2005 shall lapse and shall be cancelled by the Company. Dividend equivalents to the extent earned through the Date of Termination shall continue for 18 months from the Date of Termination. The expiration of options shall be governed by the terms of the Company’s 1989 Stock Option Plan, as amended.

5.	Medical and Life Insurance. For a period of 18 months from the Date of Termination, the Company will provide medical (including dental, vision and prescription drug coverage) and life insurance on the same basis as provided to Mr. Desmond during the 2004 calendar year.

6.	Deferred Compensation Plan and Other Company Plans. Mr. Desmond shall be paid 100% of his vested interest in the Company’s deferred Compensation Plan in one lump-sum payment to be made on or before May 5, 2005. Amounts which are vested or which Mr. Desmond is otherwise entitled to receive under any other plan, policy, practice or program of, or any contract or agreement (other than under this Agreement or the Employment Agreement) with the Company at or subsequent to the Date of Termination shall be payable in accordance with the provisions of such other plan, policy, practice or program or contract or agreement, except as may be explicitly modified herein.

7.	Offsets. While Mr. Desmond shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him hereunder, the amount of any payments and benefits provided for in this Agreement shall be reduced by 100% of any benefits and earned income which are earned by Mr. Desmond for services rendered to persons or entities other than the Company during or with respect to the 18-month period after the Date of Termination, all as set forth in paragraph VI of the Employment Agreement.

8.	Death of Mr. Desmond prior to 18 months after the Date of Termination. If Mr. Desmond should die prior to 18 months after the Date of Termination, any remaining payments hereunder which would have been made to him if he had lived shall be paid to the beneficiary designated in writing by him, or if there is no effective written designation, then to his spouse, or if there is neither an effective written designation nor a surviving spouse, then to his estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and Mr. Desmond may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.

Notwithstanding anything set forth in this Paragraph 8 or in Paragraph 4 hereof, the expiration of options and the right to receive dividend equivalents will be governed, at the death of Mr. Desmond, by the terms of the Company’s 1989 Stock Option Plan, as amended, including the provisions of Paragraph 16 thereof.

9.	Confidentiality. The provisions of Article VII of the Employment Agreement regarding confidentiality remain in full force and effect, including the Company being relieved of all future obligations to Mr. Desmond under this Agreement and the Employment Agreement in the event of his violation of the confidentiality provisions as set forth in Article VII of the Employment Agreement.

10.	Miscellaneous.

(a)	Mr. Desmond shall continue to be indemnified after the Date of Termination for any applicable limitations period pursuant to the terms of that certain Indemnity Agreement dated July 28, 1995 by and between the Company and Mr. Desmond.

(b)	Except for the provisions of this Agreement, the Employment Agreement, the Company’s Deferred Compensation Plan, any Stock Option Agreements under the Company’s 1989 Stock Option Plan, as amended, the Indemnity Agreement dated July 28, 1995, the Change in Control Agreement dated October 19, 2004, and any other agreement now existing between the Company and Mr. Desmond which by its terms survives in whole or in part his termination of employment with the Company, the Company and Mr. Desmond, each for itself and himself and its or his successors and assigns, heirs and representatives and employees and agents, does hereby forever release and discharge the other from all rights, claims and actions, from the beginning of time until the date of this Agreement, which either now has or which may arise after the signing of this Agreement, against the other arising out of or in any way connected with Mr. Desmond’s employment relationship with the Company. This is a mutual general release and it extends both to claims which a party knows or suspects to exist, and to claims which a party does not know or suspect to exist in his favor at the time of executing this document. Each of the parties acknowledges that it or he is familiar with the provisions of California Civil Code Section 1542, which provides as follows: “A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Each of the parties, being aware of such code section, hereby expressly waives any rights he or it may have thereunder.

(c)	This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)	The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)	Any failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)	All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Mr. Desmond

Mark L. Desmond

355 Calle Chucca

San Clemente,CA 92673

If to the Company

Nationwide Health Properties

610 Newport Center Drive

Suite 1150

Newport Beach, CA 92660

Attention: Chief Executive Officer

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(h) The parties agree that any disputes, controversies or claims which arise out of or are related to this Agreement, the Employment Agreement or any of the agreements set forth or referenced in Paragraph 10(b) above shall be settled by arbitration in accordance with the provisions of Article X of the Employment Agreement.

(i) Mr. Desmond agrees to reasonably cooperate, at no expense to Mr. Desmond, in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Mr. Desmond’s employment with the Company.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Mark L. Desmond
Mark L. Desmond

Nationwide Health Properties, Inc.

By	/s/ Douglas M. Pasquale
Douglas M. Pasquale,
President and Chief Executive Officer